Exhibit 99.(14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-14 of the Women’s Equity Fund and to the use of our report dated May 18, 2007 on the financial statements and financial highlights of the Women’s Equity Fund, a series of Professionally Managed Portfolios.   Such financial statements and financial highlights appear in the 2007 Annual Report to Shareholders, which is incorporated by reference into the Prospectus/Proxy Statement on Form N-14.

/s/      TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

August 3, 2007